Vellmer & Chang
Chartered Accountants *

505 - 815 Hornby Street
Vancovuer, B.C., V6Z 2E6
Tel: 604-687-3773
Fax: 604-687-3778
E-mail: info@vellmerchang.com
* denotes a firm of incorporated professionals

CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS

Gondwana Energy Ltd.
Suite 400-534, 17th Avenue S.W.
Calgary, Alberta
T2S 0B1
Canada

We hereby consent to the use in this Registration Statement of our Independent Registered Public Accounting Firm's Report dated January 11, 2006 relating to the financial statements of Gondwana Energy, Ltd. as at December 31, 2005 and 2004. Our report contains an explanatory paragraph regarding the ability of the Company to continue as a going concern.

We further consent to the reference to ourselves under the caption "Experts".

Vancouver, Canada	"Vellmer & Chang"
March 18, 2006	Chartered Accountants